Exhibit 1

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”), dated as of June 19, 2018, is made and entered into by and between Southeastern Asset Management, Inc., a Tennessee corporation (“Shareholder”), and Sonic Corp., a Delaware corporation (the “Company”), in connection with discussions between the Company and Shareholder regarding the pace of share repurchases and other strategic matters set forth in the Schedule 13D (as defined below) (the “Subject Discussions”).

In consideration of, and as a condition to, the Company providing information to Shareholder in furtherance of the Subject Discussions and Shareholder’s agreement to keep such information confidential in accordance with the terms of this Agreement and to take or refrain from taking the other actions hereinafter set forth, the parties agree as follows:

1. Definitions. “Information” means (a) any information furnished or otherwise disclosed by or on behalf of the Company or its Representatives to Shareholder or its Representatives in connection with the Subject Discussions (whether prepared by the Company, its Representatives or otherwise, regardless of the manner in which it is furnished, including orally, in written or electronic form, gathered by visual inspection or otherwise and whether furnished before or after the date of this Agreement) and (b) any notes, analyses, reports, models, compilations, forecasts, studies, interpretations or other documents prepared by or on behalf of Shareholder to the extent that they contain, refer to, relate to, are based upon or derived from or otherwise reflect such information in whole or in part. The term “Information” does not include any information that (i) is or becomes generally available to the public other than as a result of any act by Shareholder or its Representatives, (ii) is or becomes available to Shareholder on a non-confidential basis from a source other than the Company or its Representatives which source is not subject to an obligation of confidentiality to the Company or another person, or (iii) is or was independently developed by Shareholder without violation of this Agreement and without use of, reference to or reliance on any Information. “Information” shall also include the content or status of the Subject Discussions. For purposes of this Agreement, “Representatives” of a party means such party’s officers, directors and employees, it being understood and agreed that the Representatives of Shareholder shall not include any third party agents, investment bankers, accountants or other professional advisors or potential financing sources (whether debt or equity) without the express prior written consent of the Company. The Company approves Shareholder’s communication of Information to its legal counsel at Gibson, Dunn & Crutcher LLP.

2. Confidentiality; Use of Information. (a) Shareholder agrees that the Information will be used by it and its Representatives solely for the purpose of engaging in the Subject Discussions and/or evaluating the topics included in the Subject Discussions and, except with the prior written consent of the Company or as permitted pursuant to Section 8 below, Shareholder will not disclose Information in any manner whatsoever, in whole or in part, other than to those of Shareholder’s Representatives who (i) need to know the Information for purposes of the Subject Discussions, (ii) have been informed of the confidential nature of the Information and (iii) have been directed to maintain the confidentiality of the Information and otherwise be bound by the terms and conditions of this Agreement, provided that the foregoing shall not prohibit Shareholder from taking the actions set forth in Section 4(b)(i).

(b) Shareholder shall, at its sole expense, undertake all reasonable measures necessary or appropriate, including, without limitation, court proceedings, (i) to restrain its Representatives from prohibited or unauthorized disclosure or use of any Information and (ii) to safeguard and protect the confidentiality of the Information disclosed to Shareholder or any of its Representatives and to prevent the use of any Information in any way that would violate any antitrust or other applicable law. Shareholder agrees to notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Information which may come to Shareholder’s attention. Shareholder shall be responsible for any breach of this Agreement by its Representatives.

3. No Other Discussions or Arrangements. Shareholder represents and warrants that, as of the date of this Agreement, except as specifically disclosed on the Schedule 13D filed by Shareholder with the Securities and Exchange Commission on December 18, 2017 and as amended on April 4, 2018 (the “Shareholder 13D”), (a) Shareholder does not own, of record or beneficially, any voting securities of the Company or any securities convertible into, or exchangeable or exercisable for, any voting securities of the Company and (b) Shareholder has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

4. Certain Restrictions. (a) Shareholder acknowledges that Information is being furnished to it in consideration of Shareholder’s agreement that, and Shareholder hereby agrees that, no Covered Person (nor any person acting on behalf of any Covered Person) will, for a period commencing on the date hereof and ending on the earliest of the three-month anniversary of (i) the date on which Shareholder was last provided with any Information, (ii) the receipt by the Company of a written notice from Shareholder stating that they do not want to receive any further Information, and (iii) such earlier date as is determined pursuant to Section 4(c) below (the “Standstill Period”), directly or indirectly:

(i) propose, or encourage, advise or assist any other person in connection with, any acquisition, tender or exchange offer, merger or other business combination or similar transaction between Shareholder (or any of its affiliates) and the Company and/or its security holders, or involving the Company, any of its securities or security holders;

(ii) solicit or participate in the solicitation of, or make any public announcement regarding any solicitation, or encourage, advise or assist any person, with respect to any consent, proxy or vote involving the Company, its securities or security holders or form, join or in any way participate in a “group,” or propose, or solicit stockholders of the Company for the approval of, any stockholder proposals with respect to the Company;

(iii) acquire, propose to acquire, or encourage, advise or assist any other person in acquiring, directly or indirectly (A) control of the Company or (B) any of the Company’s securities or any rights or options to acquire any of the Company’s securities (or beneficial ownership thereof), or any of the Company’s businesses or assets;

(iv) act alone or in concert with others to publicly seek to influence the Company, its management or Board of Directors, including by means of submitting any stockholder proposal or any notice of nomination or other business for consideration, nominating any candidate for election to the Board other than as expressly permitted by this Agreement, or encouraging any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(v) make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, to any person or organization whatsoever regarding the Company, any of its products or practices, or any of its directors, officers, agents, or representatives or its or their affiliates; provided, however, that nothing in this Section 4(a)(v) will limit Shareholder’s obligation to give truthful testimony or information to a court or governmental entity when required to do so by subpoena, court order, law or administrative regulation; or

(vi) disclose publicly any interest, intention or plan to do any of the foregoing or request, directly or indirectly, the Company to waive, amend or terminate any provision of this Section 4(a) (including this clause).

“Covered Person” means Shareholder and each affiliate of Shareholder, but shall not include any portfolio company of Shareholder (A) a majority of whose outstanding equity securities or other equity interests are not owned, directly or indirectly, by Shareholder or its other affiliates and (B) which has not been provided any Information.

(b) Notwithstanding anything to the contrary in Section 4(a), Shareholder shall be permitted to (i) amend the Shareholder 13D solely to file this Agreement as an exhibit thereto and disclose the terms and existence hereof, (ii) engage on a confidential basis in the Subject Discussions with the Company and its designated investment bankers (who are deemed Representatives for purposes of this Agreement) and (iii) make any confidential proposal to the Chief Executive Officer of the Company or the Board of Directors of the Company without any public disclosure by or on behalf of Shareholder or its Representatives, so long as such proposal is not intended to cause, and would not reasonably be expected to require, the Company to make a public disclosure. Nothing in Section 4(a) shall be construed to prohibit Shareholder and its affiliates from voting securities of the Company in any manner. In addition, Shareholder’s participation in discussions with third parties regarding options to enhance shareholder value will not be deemed to violate Sections 4(a)(i) or (iii) above so long as Shareholder does not (i) disclose Information nor (ii) take actions or make statements with an intent or purpose of taking those actions otherwise prohibited by Sections 4(a)(i) or (iii).

(c) The provisions of Section 4(a) will terminate in the event (i) any person shall have acquired or become the owner of, or entered into a definitive agreement to acquire or become the owner of (in each case whether by tender offer, merger, consolidation, business combination or otherwise), more than 50% of the outstanding voting equity securities of the Company or assets of the Company representing more than 50% of its consolidated earning power or (ii) a third party makes a tender offer for more than 50% of the outstanding voting equity securities of the Company, which tender offer the Board of Directors of the Company has not within ten (10) business days of commencement recommended that stockholders of the Company reject (provided that Shareholder shall not be relieved of liability for any prior breach of such provisions), provided that the provisions of Section 4(a) shall again be applicable in accordance with their terms upon the termination of such definitive agreement (in the case of clause (i)) or the withdrawal or termination of the tender offer or rejection thereof by the Board of Directors of the Company (in the case of clause (ii)).

5. Non-Solicitation. Shareholder agrees that, for a period commencing on the effective date hereof and ending on the first anniversary of the effective date hereof, neither Shareholder nor any of its affiliates that has been provided Information (nor any person acting on behalf of any of them) will, directly or indirectly, solicit for employment or hire any officer or director of the Company or any person who is employed in a senior management or senior operational position with the Company. The foregoing shall not preclude soliciting or hiring any such person who responds to a general solicitation placed by Shareholder or its affiliates which is not targeted at employees of the Company or its subsidiaries.

6. Return of Information. Upon the request of the Company at any time, Shareholder, at its option, will promptly return or destroy the Information, without retaining any copy or extract of it in any form or other reproduction thereof, and will certify to such destruction, provided that Shareholder and its Representatives may retain Information to the extent it is “backed-up” on its or their (as the case may be) systems or servers, is not available to an end user and cannot be expunged without considerable efforts or it is retained in the office of Shareholder’s legal counsel solely for regulatory compliance purposes in accordance with this Agreement. Notwithstanding the foregoing, Shareholder and its Representatives will continue for the period set forth herein to hold in confidence all Information in accordance with the terms of this Agreement.

7. Conduct of Subject Discussions; No Representations or Agreements. (a) The Company agrees, during the Standstill Period, to engage in the Subject Discussions with Shareholder and to provide such information hereunder as is reasonably necessary to facilitate the Subject Discussions but not be disruptive to the Company or its businesses or operations or otherwise be in violation of a confidentiality obligation of the Company to a third party. Neither Shareholder nor any of its Representatives (nor anyone acting on its or their behalf) shall directly or indirectly initiate contact or communication concerning the Subject Discussions with any employee of the Company other than the Chief Executive Officer, President, Chief Financial Officer or the General Counsel of the Company. Shareholder may also engage in the Subject Discussions with the Company’s designated investment bankers.

(b) Shareholder acknowledges and agrees that neither the Company nor any of its Representatives makes or will make any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of the Information, except to the extent separately agreed to in writing. Shareholder agrees that, except to the extent separately agreed to in writing, neither the Company nor its Representatives shall have any liability whatsoever to Shareholder or any of its Representatives, including in contract, tort or under federal or state securities laws, relating to or resulting from the receipt or use of the Information or any errors therein or omissions therefrom. All Information shall remain the property of the Company. No rights to use, license or otherwise exploit any Information are granted by the Company to Shareholder or any of its Representatives, by implication or otherwise, except for the right to use the Information for the limited purpose explicitly provided by this Agreement.

(c) Neither this Agreement nor any past or future conduct by the Company or its Representatives (other than the execution of a definitive, formal agreement providing therefor) shall be deemed to create or constitute a binding or enforceable agreement or understanding, express or implied, to proceed with any matter that may be the subject of the Subject Discussions. Shareholder further acknowledges and agrees that the Company shall have no obligation to authorize or pursue with it or any other party any matter that may be the subject of any Subject Discussions.

8. Required Disclosure. Shareholder may disclose Information if it is required by applicable law, legal process or the requirements of any regulatory authority to make such disclosure, provided that the requirement to make such disclosure does not arise from a violation by Shareholder, its affiliate or Representatives of the provisions of this Agreement. Shareholder shall provide the Company with prompt advance written notice (except to the extent notice or disclosure thereof is prohibited by law). To the extent not prohibited by law, Shareholder also agrees to provide the Company, in advance of any such disclosure, with a list of the Information Shareholder intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company, to the extent it may seek to limit such disclosure including, if requested, taking all reasonable steps to resist or narrow the scope of such required disclosure or legal process and to seek confidential treatment of any Information which could be disclosed. If a protective order is not obtained and Shareholder does not obtain from the Company a waiver of compliance with this Agreement after a request in writing therefor is made by Shareholder (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), Shareholder may disclose only that portion of the Information as, in its good faith judgment, is legally required to be disclosed. For the avoidance of doubt and without limiting the obligations of Shareholder included in the foregoing in any respect, it is understood that there shall be no legal requirement to disclose any Information by virtue of the fact that, absent such disclosure, Shareholder or its affiliates would be prohibited from purchasing, selling or engaging in derivative or other transactions with respect to the Company or its securities or otherwise proposing or taking actions concerning the Company, or that Shareholder or its affiliates would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the rules promulgated thereunder.

9. Injunctive Relief; Remedies. Shareholder acknowledges that an actual or threatened breach of this Agreement would cause the Company irreparable harm and that remedies at law, including monetary damages, are not adequate to protect the Company against breach of this Agreement, and hereby agrees that the Company shall be entitled to injunctive relief, specific performance and/or any other appropriate remedy for such breach or threatened breach as a remedy without proof of actual damages and that Shareholder shall not oppose the granting of such relief on the basis that the Company has an adequate remedy at law, and Shareholder further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. This provision with respect to injunctive relief shall not limit in any way the right of the Company to claim and recover monetary damages.

10. Material, Non-Public Information. Shareholder hereby acknowledges, and will advise its Representatives who are informed as to matters which are the subject of this Agreement, that the Information may include material non-public information, and Shareholder hereby further acknowledges that it is aware, and that it will advise its Representatives who are informed as to matters which are the subject of this Agreement, that the United States federal securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information. Shareholder will comply with its obligations under such securities laws.

11. Miscellaneous.

(a) The term “person” as used in this Agreement shall be broadly interpreted to include the media and any individual, corporation, company, group, partnership, trust, governmental or other entity. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b) In the event any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected or impaired thereby, and the parties shall substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

(c) No failure or delay by either party in exercising any right, power or privilege shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise of such right, power or privilege.

(d) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements pertaining thereto.

(e) No modification, amendment or waiver of this Agreement shall be binding unless in writing and signed by authorized representatives of the parties hereto. This Agreement shall benefit and bind successors and assigns of the parties. Any assignment of this Agreement by Shareholder without the prior written consent of the Company shall be void.

(f) Except where any other period is specifically provided herein, this Agreement shall terminate one (1) year from the date hereof; provided, however, that no such termination shall apply to, or affect, the obligations of Shareholder and its Representatives to maintain the confidentiality of Information relating to actions or alternatives considered by the Company but which are not pursued by the Company, and such obligations shall continue in full force and effect. Termination of this Agreement shall not relieve either party from its responsibilities in respect of any breach of this Agreement prior to such termination.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(h) Each party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (“Actions”) exclusively in (i) the Delaware Court of Chancery in and for New Castle County, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (iii) in the event (but only in the event) such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court (the “Chosen Courts”), and solely in connection with Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (D) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11(i) of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any Action. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(i) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to Shareholder:

Southeastern Asset Management, Inc.

6410 Poplar Ave. #900

Memphis, TN 38119

Attention: General Counsel

Facsimile: (910) 761-2474

If to the Company:

Sonic Corp.

300 Johnny Bench Drive

Oklahoma City, OK 73104

Attention: General Counsel

Facsimile: (405) 225-5973

(j) This Agreement may be executed in counterparts, each of which shall be deemed an original. The parties may execute and exchange this Agreement by facsimile transmission among other methods.

(k) Upon request of Shareholder, Company shall publicly disclose all portions of the Information made available to Shareholder which would restrict Shareholder from trading in the securities (or any derivatives) of the Company under applicable securities laws if, in the Company’s good faith judgement, such disclosure would not be inconsistent with the best interests of the Company or its shareholders.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth hereinabove.

Southeastern Asset Management, Inc.

By:	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

Sonic Corp.

By:	/s/ Paige Bass
Name: Paige Bass
Title: Senior Vice President and General Counsel